Delek US Holdings Announces Pricing of Secondary Offering
BRENTWOOD, Tenn.—(BUSINESS WIRE)—May 14, 2014—Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) announced today the pricing of an underwritten secondary offering of 9,200,000 shares of its common stock offered by Delek Hungary Holding Limited Liability Company (the “Selling Stockholder”) at $30.00 per share. The underwriters have been granted a 30-day option to purchase up to an additional 1,380,000 shares of common stock from the Selling Stockholder at the same price, less underwriting discounts. The offering is expected to close on or about May 20, 2014, subject to customary closing conditions.
Barclays, BofA Merrill Lynch, Wells Fargo Securities, Goldman, Sachs & Co. and RBC Capital Markets are acting as joint book-running managers for the offering.
Delek US has filed a registration statement (including a prospectus) on Form S-3ASR, which was effective upon filing, with the Securities Exchange Commission (the “SEC”) for the offering to which this communication relates. A preliminary prospectus supplement relating to the offering has been filed with the SEC. The offering will be made only by means of a prospectus supplement and accompanying base prospectus. Copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained without charge from:

Barclays Capital Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: 1-888-603-5847 barclaysprospectus@broadridge.com
BofA Merrill Lynch Attn: Prospectus Department 222 Broadway New York, NY 10038 Email: dg.prospectus_requests@baml.com
Wells Fargo Securities Attention: Equity Syndicate Dept. 375 Park Avenue New York, New York 10152 Telephone: 800-326-5897 Email: cmclientsupport@wellsfargo.com
Goldman, Sachs & Co. Attention: Prospectus Department 200 West Street New York, NY 10282 Telephone: 866-471-2526 Email: prospectus-ny@ny.email.gs.com
RBC Capital Markets Attention: Prospectus Department Three World Financial Center 200 Vesey Street, 8th Floor New York, New York 10281 Telephone: (877) 822-4089

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including the risk that the offering may not be consummated. There can be no assurance that actual results will not differ from those expected by management of Delek US. Delek US undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek US becomes aware of, after the date hereof.
About Delek US Holdings
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing.

Source: Delek US Holdings, Inc.

Delek US Holdings, Inc.
Assi Ginzburg, 615-435-1452
Executive Vice President and Chief Financial Officer

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Keith Johnson, 615-435-1366
Vice President of Investor Relations

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Alpha IR Group
Chris Hodges, 312-445-2870
Founder & CEO